PROSPECTUS SUPPLEMENT NO. 1 DATED APRIL 29, 2008	Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated April 1, 2008)	Registration No. 333-150027
$200,000,000
3% Convertible Senior Subordinated Notes due 2038
and 4,470,273 Shares of Common Stock
Issuable Upon Conversion of the Notes
            This prospectus supplement relates to resales by selling securityholders of our 3% Convertible Senior Subordinated Notes due 2038 and shares of our common stock issuable upon conversion of the notes.
           This prospectus supplement must be read in conjunction with the Prospectus dated April 1, 2008 (the “Prospectus”).
           SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THE PROSPECTUS, AS THEY MAY BE MODIFIED AND INCORPORATED BY REFERENCE, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE NOTES OR OUR COMMON STOCK.
           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is April 29, 2008

SELLING SECURITYHOLDERS
           The information in the table appearing in the Prospectus under the heading “Selling Securityholders” is superseded by the information appearing in the following table based on information provided to us by the selling securityholders as of April 29, 2008:

	Principal					Number of
	Amount of Notes	Number of		Number of Shares	Principal	Shares of
	Beneficially	Shares of		of Common Stock	Amount of Notes	Common Stock
	Owned Prior to	Common Stock		Issuable Upon	Beneficially	Beneficially
	the Offering and	Beneficially		Conversion of the	Owned Upon	Owned Upon
	That May	Owned Prior to		Notes That May	Completion of	Completion of
Selling Securityholder	be Offered	the Offering(1)		be Offered(2)	the Offering(3)	the Offering(3)
Alexandra Global Master Fund Ltd. (4)	$5,000,000	111,756		111,756	—	—
Allstate Insurance Company (5)(6)	$500,000	45,161	(7)	11,176	—	33,985
Arpeggio Fund (8)	$200,000	4,470		4,470	—	—
Continental Assurance Company on behalf of its Separate Account (E) (5)	$100,000	2,235		2,235	—	—
CSV Limited (8)	$100,000	2,235		2,235	—	—
DBAG London (9)	$31,640,000	707,195		707,195	—	—
Forest Opportunity Fund (10)	$500,000	11,176		11,176	—	—
Highbridge Convertible Arbitrage Master Fund LP (11)	$3,200,000	71,524		71,524	—	—
Highbridge International LLC (12)	$17,050,000	725,426	(13)	381,090	—	344,336
International Monetary Fund (8)	$300,000	6,705		6,705	—	—
Jabcap Multi Strategy Master Fund Limited (14)	$10,125,000	226,307		226,307	—	—
J-Invest Ltd (15)	$2,375,000	53,084		53,084	—	—
JP Morgan Securities Inc. (5)	$10,000,000	280,170	(16)	223,513	—	56,657
Merrill Lynch, Pierce, Fenner & Smith Incorporated (5)	$500,000	21,232	(17)	11,176	—	10,056
RCG Latitude Master Fund, Ltd (5)(18)	$3,062,500	68,451		68,451	—	—
RCG PB, LTD (5)(19)	$3,587,500	80,185		80,185	—	—
Rhapsody Fund, LP (8)	$400,000	8,941		8,941	—	—
Steelhead Pathfinder Master LP (20)	$150,000	3,353		3,353	—	—
Vicis Capital Master Fund (21)	$6,000,000	134,108		134,108	—	—
Wells Fargo & Company (5)	$1,000,000	22,351		22,351	—	—
Xavex Convertible Arbitrage 5 (5)(22)	$350,000	7,823		7,823	—	—
All other holders of notes or future transferees, pledges, donees, assignees or successors of any such holders (23)(24)	$103,860,000	2,321,406		2,321,406	—	—

(1)	Shares in this column include the maximum number of shares of common stock issuable upon conversion of the notes, a maximum number of additional shares as described in footnotes (7), (13) and (17) below, and shares as described in (13) and (16) below.

(2)	Assumes conversion of all of the securityholders’ notes at a conversion rate of approximately 22.3513 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment, however, as described under “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Assumes that each selling securityholder will sell all of the notes and common stock issuable upon conversion of the notes owned by the selling securityholder and covered by this Prospectus and will retain all other securities of the Company held by it other than those covered by this Prospectus.

(4)	Mikhail Filimonov may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(5)	This selling securityholder is, or is an affiliate of, a registered broker-dealer. Each selling securityholder that is a registered broker-dealer or affiliated with a registered broker-dealer has represented to us that the notes and shares of common stock issuable upon conversion of the notes held by it were purchased in the ordinary course of business and that at the time of purchase, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes held by it or the shares of common stock issuable upon conversion of the notes held by it. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business, or did have such an agreement or understanding, we will file a supplement to the Prospectus to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(6)	The Allstate Corporation is the parent company of Allstate Insurance Company.

(7)	Includes a maximum of 33,985 shares of common stock issuable upon conversion of $1,000,000 principal amount of 2025 Notes beneficially owned by this selling securityholder.

(8)	Eric White may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(9)	John Arnone may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(10)	Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes and the common stock issuable upon conversion of the notes. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole General Partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.

(11)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(12)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(13)	Includes a maximum of 195,412 shares of common stock issuable upon conversion of $5,750,000 principal amount of 2025 Notes and 148,924 shares of common stock beneficially owned by this selling securityholder.

(14)	Jabre Capital Partners SA is the investment manager of Jabcap Multi Strategy Master Fund Limited. Philippe Jabre is the sole owner of Jabre Capital Partners SA and may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(15)	Jabre Capital Partners SA is the investment manager of J-Invest Ltd. Philippe Jabre is the sole owner of Jabre Capital Partners SA and may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(16)	Includes 56,657 shares of common stock beneficially owned by this selling securityholder.

(17)	Includes 10,056 shares of common stock issuable upon conversion of $503,000 principal amount of 2023 Notes beneficially owned by this selling securityholder.

(18)	Ramius Capital Group, L.L.C., or Ramius Capital, is the investment adviser of RCG Latitude Master Fund, Ltd., or Latitude, and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(19)	Ramius Capital Group is the investment adviser of RCG PB LTD., or RCG PB, and consequently has voting control and investment discretion over securities held by RCG PB. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(20)	Steelhead Partners LLC is the general partner of the selling securityholder. J. Michael Johnston and Brian K. Klein are the managing members of Steelhead Partners LLC, and therefore may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder.

(21)	Vicis Capital LLC is the investment manager of this selling securityholder. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC and therefore may be deemed to exercise voting power or investment control over the securities stated as beneficially owned by this selling securityholder. Each of Shad Stastney, John Succo and Sky Lucas disclaim beneficial ownership of any of the securities offered by this selling securityholder.

(22)	Ramius Capital is the investment adviser of Xavex Convertible Arbitrage 5, or Xavex, and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(23)	Information about other selling securityholders will be set forth in prospectus supplements or amendments, if required.

(24)	Assumes that any other holders of the notes or any future pledges, donees, assignees, transferees or successors of or from any other such holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at a conversion rate of approximately 22.3513 shares of common stock per $1,000 principal amount of the notes.